Exhibit 10.1

PORTIONS OF THIS EXHIBIT MARKED BY [**] HAVE BEEN OMITTED PURSUANT TO RULE 601(B)(10) OF REGULATION S-K. THE OMITTED INFORMATION IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM

TO THE REGISTRANT IF PUBLICLY DISCLOSED.

ROCKY MOUNTAIN CHOCOLATE FACTORY

EXCLUSIVE SUPPLIER OPERATING AGREEMENT

This EXCLUSIVE SUPPLIER OPERATING AGREEMENT (this “Agreement”) is made and entered into on this 20th day of December, 2019 (the “Effective Date”) by and between Rocky Mountain Chocolate Factory, Inc., a Delaware corporation (“RMCF”) and Edible Arrangements, LLC, a Delaware limited liability company (“EA”). RMCF and EA may be referred to herein individually as a “Party” or collectively as the “Parties”. In consideration of the mutual covenants exchanged herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.     Definitions. The following terms used herein have the following meanings:

(a)     “Action” means any demand, complaint, action, suit, countersuit, arbitration, inquiry, proceeding or investigation.

(b)     “Affiliate” of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership or voting securities or other interests, by contract or otherwise.

(c)     “Change of Control” means the occurrence of any of the following:

(i)     the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of RMCF; or

(ii)     any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of voting stock of the Company.

(d)     “Contract Year” will mean [**].

(e)     “EA Group” means EA, its Affiliates and their respective franchisees.

(f)     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g)    “Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

(h)    “Intellectual Property” means all intellectual property throughout the world, including all U.S. and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, provisionals, renewals, reissues, re-examinations, additions, extensions (including all supplementary protection certificates), (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable subject matter, (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (v) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies, and (vi) all applications and registrations for the foregoing.

(i)     “Law” means any United States or non-United States federal, national, supranational, state, provincial, local or similar law (including common law), statute, ordinance, regulation, rule, code, order, treaty, license, permit, authorization, registration, approval, consent, decree, injunction, judgment, notice of liability, request for information, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued, entered or otherwise put into effect by a Governmental Authority.

(j)     “Indemnitee” means any Person that is seeking indemnification pursuant to the provisions of this Agreement.

(k)     “Indemnitor” means any Party to this Agreement from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

(l)     “Liabilities” means any and all indebtedness, claims, debts, liabilities, demands, causes of actions, Actions and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any Law, Action or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

(m)     “Losses” means any and all damages, losses, deficiencies, Liabilities, taxes, obligations, penalties, judgments, settlements, claims, payments, fines, charges, interest, costs and expenses resulting from third party claims, including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder.

(n)     “Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

(o)     “Product” means all chocolates, candies and other confectionery products produced by RMCF in a RMCF factory that bear the Rocky Mountain Chocolate Factory brand. EA will be notified in writing of new Products after the Effective Date in accordance with RMCF’s standard processes.

(p)     “SAA” means the Strategic Alliance Agreement dated the Effective Date between RMCF and EA.

(q)     “Territory” means anywhere in the world except for Canada; provided that the Territory will include Canada if any current or future prohibitions in existence on the Effective Date against RMCF authorizing an independent distributor of Products in Canada are no longer effective (in which case RMCF agrees to give EA written notice thereof).

(r)     “Warrant” means the Common Stock Purchase Warrant dated the Effective Date issued by RMCF to EA.

2.     Appointment and Exclusivity.

(a)     Appointment. Subject to the terms and conditions of this Agreement, during the Term (as defined below), RMCF hereby grants to EA a non-exclusive, worldwide, non-sublicensable (except as set forth in this Section 2(a)), nontransferable right to market, offer for sale, sell and distribute the Products in the Territory, including through (i) retail stores and (ii) on-line distribution channels such as Internet websites and applications for personal computing devices (“E-Commerce Distribution Channel”), as an authorized and independent distributor of the Products. Except to members of the EA Group, EA will not appoint any sub-distributors, dealers or other representatives to sell, market, offer for sale or distribute the Products without RMCF’s express prior written approval.

(b)     Exclusivity. EA will not (and EA will cause the members of the EA Group to not) purchase for resale any chocolates, candies and/or other confectionery products in the same categories or subcategories as the Products (“Competitive Products”) during the Term (by way of example and not limitation, if RMCF offers for sale peanut brittle that is produced in the RMCF factory under its Rocky Mountain Chocolate Factory brand, EA may not purchase peanut brittle from a third party); provided that in no event shall any chocolate covered or dipped fruit products (including any of the chocolate or fruit components thereof) be considered Competitive Products. Notwithstanding the foregoing, EA may continue to purchase Competitive Products from third parties with which EA had a commercial agreement prior to the Effective Date or, with respect to new Products that would be deemed Competitive Products, the date upon which EA is notified in writing after the Effective Date of such new Product (“Competitive Product Agreement”) provided that (i) EA will use commercially reasonable efforts to wind down the Competitive Product Agreement and (ii) upon expiration or termination of such Competitive Product Agreement, EA will cease to purchase any Competitive Products from such third party and will purchase Products that would otherwise be deemed Competitive Products from RMCF (by way of example and not limitation, if EA is party to a Competitive Product Agreement with a vendor of peanut brittle, EA may continue to purchase such peanut brittle from such vendor so long as the Competitive Product Agreement is in effect, but upon termination or expiration of the Competitive Product Agreement, EA would purchase the peanut brittle from RMCF). In the event EA provides RMCF written notice of nonrenewal pursuant to Section 11(a), subject to the terms and conditions of this Agreements. EA will order no less than [**]% of the Products ordered in the Contract Year in which such notice is given in the final two Contract Years of the Term (by way of example and not limitation, if EA purchased $[**] of Products in the third Contract Year, and provided a termination notice at the end of such Contract Year, EA would purchase a minimum of $[**] of Products in the fourth Contract Year and $[**] of Products in the fifth Contract Year).

(c)     E-Commerce Distribution Channel. RMCF agrees that it will not offer for sale, sell or distribute any Product through any E Commerce Distribution Channel with any Person without the prior written consent of EA, which will not be unreasonably withheld or delayed if EA in good faith believes that such new E Commerce Distribution Channel customer would not reasonably be expected to have a material adverse effect on the sale of Products by EA. Notwithstanding the foregoing, (i) RMCF may continue to market, offer for sale, sell or distribute the Products through E-Commerce Distribution Channels pursuant to a commercial agreement or purchase order between RMCF and a Person in effect prior to the Effective Date; and (ii) until the transition of the e-commerce activities contemplated by the Definitive Agreement (defined below) has been completed in accordance with the terms of the Definitive Agreement, RMCF may continue to sell Products on the domain https://www.rmcf.com. The Parties agree to as promptly as practicable after the Effective Date to negotiate in good faith a definitive agreement with respect to the E-Commerce Distribution Channel managed by EA (“Definitive Agreement”).

3.     Forecasts, Orders, Acceptance; Returns.

(a)     Orders. Members of the EA Group may order Products by submitting written purchase orders to RMCF in accordance with the then current ordering procedures specified in writing by RMCF from time to time (each an “Order”). Orders will contain, at a minimum: (i) Product type, (ii) Product quantity, (iii) requested shipment window, (iv) delivery address, and (v) the Delivery Method (defined below). RMCF may, in its sole discretion, reject any Orders in whole or in part; provided that it shall notify EA in writing as promptly as reasonably practicable after its receipt of an Order if any portion of the Order is rejected (and the balance of the Order shall be deemed to be accepted). The terms and conditions of this Agreement, and no others, will apply to all Orders. Each Party hereby expressly rejects any and all different, conflicting, or additional terms appearing on any Order or any other document, and such terms will have no force or effect, whether through acceptance of such Order by RMCF in writing or by performance. Neither Party may cancel all or any portion of an accepted Order, without the other Party’s prior written consent, which, may be withheld in the other Party’s reasonable discretion.

(b)     Acceptance and Returns. Members of the EA Group will use commercially reasonable efforts to inspect Products upon receipt thereof to identify any defects reasonably discoverable through visual inspection as promptly as practicable; provided, however, if (i) the Products are delivered to EA and EA does not provide a written notice of rejection to RMCF within thirty (30) days after delivery or (ii) the Products are delivered to a member of the EA Group other than EA and such member of the EA Group does not provide written notice of rejection to RMCF within fourteen (14) days after delivery, such Products will be deemed accepted by EA or such member of the EA Group, as applicable. The EA Group may reject any Products delivered by RMCF, only if such Products (A) exceed the number or type of units Ordered by the EA Group in the applicable Order, (B) are not shipped within the mutually agreed upon shipping window, (C) have been damaged during storage or handling prior to being shipped from RMCF’s facilities, or (D) do not otherwise comply with the provisions of this Agreement (“Properly Rejected Product”). The EA Group will not return any Products for any reason unless it obtains prior authorization from RMCF and all Products so returned have been marked with a return authorization number supplied by RMCF. The EA Group will maintain all returns in their original packaging. All return shipping charges and any other expenses associated with the return or other disposition of Properly Rejected Products shall be the responsibility of RMCF. Notwithstanding the foregoing, EA may request a credit for any Products that are not satisfactory for sale in accordance with, and subject to, RMCF’s then-current non-saleable product policy.

4.     Delivery, Prices, Taxes and Payment.

(a)     Title; Delivery. RMCF will use commercially reasonable efforts to make Products available to the EA Group in accordance with delivery method selected on the applicable Order (“Delivery Method”) on or before the delivery date set forth in such Order that has been accepted by RMCF in writing. All charges and costs related to shipment and delivery will be invoiced to EA. Title to the Products and all risk of loss or damage thereto will pass to the applicable member of the EA Group when such Product is deemed “delivered” in accordance with the following Delivery Method selected by such member of the EA Group:

(i)     RMCF Delivery. If the delivery address is in the continental United States and the member of the EA Group requests that RMCF deliver the Products using RMCF delivery network, the Products are deemed “delivered” when the Products are delivered to the delivery address set forth in the applicable Order.

(ii)     Third Party Delivery and International Delivery. If the member of the EA Group requests that RMCF deliver the Products using a third party carrier or if the delivery address set forth in the Order is located outside of the continental United States, the Products are deemed “delivered” when the Products are made available at the loading dock to such third party carrier at RMCF’s then-current manufacturing facility. For clarity, EA is responsible for transporting the Products to their final destination, including, without limitation, loading the Products, all export procedures and costs, shipping and freight, and any other costs arising after RMCF has made such Products available at the RMCF loading dock.

(b)     Prices. The prices for the Products (“Prices”) will be: [**]. All Orders will be invoiced by RMCF at the Price in effect at the time of shipment; provided that RMCF will use commercially reasonable efforts to give EA at least [**] days prior written notice of any increase in the prices. Notwithstanding any suggested retail pricing or guides provided by RMCF to EA or published by RMCF, the EA Group is permitted to establish the prices EA will charge to their customers for Products.

(c)     Taxes. All Prices are exclusive of, and EA is responsible for all taxes, charges, fees, levies, imposts, duties, tariffs or other assessments imposed by or payable to any federal, state, local or foreign tax or governmental authority, including without limitation sales, use, goods, services, value added, transfer, customs, personal property, stamp duty, excise, withholding and other obligations of the same or similar nature (individually and collectively, “Taxes”); provided, however, that EA will not be responsible for any Taxes due on the net income of RMCF. If RMCF is required by Law to collect Taxes from EA, RMCF may add any such Taxes to invoices submitted to EA by RMCF.

(d)     Payment. Members of the EA Group will pay all invoices for actual quantities of Product delivered within [**] days from receipt of the invoice; provided that the invoices for the first two Orders of Products from a franchisee of EA will not be due and payable by such franchisee until [**] days from receipt of the invoice. If a member of the EA Group in good faith believes that a portion of an invoice relates to Properly Rejected Products, such member may withhold the disputed amount until such dispute is resolved. Payment by EA will not constitute a waiver of any of its rights under this Agreement. If any member of the EA Group is late with payments that are not disputed in good faith, and such member of the EA Group fails to cure such failure to pay or provide RMCF assurances of payment that are acceptable to RMCF within [**] days after receipt of written notice from RMCF, RMCF may in its sole discretion, until such payment that is not disputed in good faith is paid in full, undertake any or any combination of the following: (i) stop all shipments under this Agreement to such member of the EA Group until such member of the EA Group provides RMCF such assurances of payments and pays any past due amounts; (ii) demand prepayment for new Orders from such member of the EA Group; or (iii) delay shipments of any new Orders.

5.     Intellectual Property.

(a)     Marketing Materials. RMCF will provide EA, from time to time, certain marketing materials, instruction books, technical pamphlets, catalogues, photographs, support information, form contracts and other materials and documentation that are useful to EA in performance of EA’s obligations hereunder (“RMCF Materials”).

(b)     License to Marks. Subject to this Section 5(b), RMCF hereby grants EA and the other members of the EA Group the non-exclusive and fully paid up right to use and display the RMCF name and any other trade name or trademark of RMCF, and such other designations (individually and collectively, such marks and designations, the “Marks”) and the RMCF Materials, solely during the Term (and any period following the termination thereof where the EA Group is expressly permitted by RMCF in writing to use the Marks and the RMCF Materials) in the Territory solely in the performance of its rights and obligations under this Agreement. The EA Group will display the Marks solely in connection with the marketing, sale or support of Products and with an appropriate trademark or other notice (such as ® or ™) or other notice of proprietary rights in the Marks as instructed in writing by RMCF. The EA Group will use the Marks and RMCF Materials in advertising or other materials only in accordance with RMCF’s then current written guidelines and any other written guidance made available to EA, which RMCF may change from time to time, or with RMCF’s prior written consent, which will not be unreasonably withheld or delayed. The EA Group will immediately change or discontinue any use of any Marks, RMCF Materials or promotional materials bearing such items as requested by RMCF. The EA Group will not use any Mark in a way that implies any member of the EA Group is an employee, agency, branch, affiliate or franchisee of RMCF.

(c)     Quality Control. The EA Group will use commercially reasonable efforts to ensure that (i) the services rendered by the EA Group in connection with the Marks, and (ii) all advertising, promotional or other uses of the Marks will at all times (A) conform to the written quality standards and guidelines specified by RMCF from time to time and (B) be in full compliance with all applicable Laws; provided that the EA Group shall not be responsible for the contents of the RMCF Materials that are incorporated into such advertising, promotions or other uses. RMCF has the right, at all reasonable times, to inspect the manner in which EA uses the Marks and the RMCF Material in its advertising and promotional materials. Such inspection will be conducted, at the election of RMCF, by personal visit to EA or by written request for information, which EA will provide at no charge. EA will cooperate with such inspections at its expense.

(d)     Ownership. The EA Group will not take or encourage any action, during or after the Term, that will in any way impair the rights of RMCF in and to the Marks or the goodwill inherent therein. The EA Group use of the Marks and all goodwill therein inures solely to the benefit of RMCF. The EA Group will not acquire or claim any title to the Marks adverse to RMCF by virtue of the license granted herein, or through their use of the Marks. To the extent any member of the EA Group acquires any right, title or interest in and to the Marks or RMCF Materials or any derivatives thereof, other than the limited license granted to the EA Group in Section 5(a), EA hereby assigns such right, title or interest to RMCF. EA will sign any lawful documents, make any lawful declaration or provide any lawful declarations reasonably requested by RMCF in connection with any trademark application or registration for the Marks, or the enforcement or defense thereof.

(e)     EA Marks. RMCF acknowledges EA’s exclusive right, title and interest in and to all of its trademarks, trade names, service marks, logos, assignees, program and event names, identifications and other proprietary rights and privileges (the “EA Marks”). This Agreement and its various provisions are not a license or assignment of any right, title or interest in the EA Marks by EA to RMCF. RMCF will not in any manner represent that it has any ownership in the EA’s Marks and will not do or cause to be done anything impairing EA’s exclusive ownership of the EA Marks. RMCF will not use, print or duplicate the EA Marks except and only if RMCF has obtained EA’s prior written approval.

6.     Confidentiality. “Confidential Information” means all of the trade secrets, business and financial information, business methods, procedures, know-how and other information of every kind that relates to the business of either Party and is marked or identified as confidential at the time of disclosure, or disclosed in circumstances that would lead a reasonable person to believe such information is confidential. The Party receiving Confidential Information (“Recipient”) from the other Party (“Discloser”) will not use such Confidential Information for any purpose other than in connection with this Agreement, and will disclose such Confidential Information only to the employees or contractors of the Recipient who have a need to know such Confidential Information for purposes of this Agreement and who have signed a written agreement imposing a duty of confidentiality no less restrictive than the Recipient’s duty hereunder. The Recipient will protect the Discloser’s Confidential Information from unauthorized use, access, or disclosure in the same manner as the Recipient protects its own confidential or proprietary information of a similar nature and with no less than a reasonable degree of care. The Recipient will be liable to the Discloser for breaches of this Section 6 by its employees and contractors as if such breaches were those of the Recipient. Confidential Information excludes any information that (a) was already lawfully known to the Recipient at the time of disclosure by the Discloser as shown by contemporaneous documentation; (b) is disclosed to the Recipient by a third party who had the right to make such disclosure without any confidentiality restrictions; or (c) is, or through no fault of the Recipient has become, generally available to the public. Notwithstanding the foregoing, the Recipient may disclose Confidential Information of the Discloser pursuant to a subpoena or other court process only (a) after having given the Discloser prompt notice of the Recipient’s receipt of such subpoena or other process and (b) after the Recipient has given the Discloser a reasonable opportunity to oppose such subpoena or other process or to obtain a protective order. Confidential Information of the Discloser in the custody or control of the Recipient will be promptly returned or destroyed upon the earlier of (i) the Discloser’s written request or (ii) termination of this Agreement.

7.     Certain Obligations of the Parties.

(a)    Promotional Materials. EA will obtain RMCF’s advanced written approval of the form, manner, extent and wording of all advertising materials related to the Products (not previously approved by RMCF in accordance with this Section 7(a)). If EA creates any promotional literature, brochures, descriptions, specifications, manuals and other materials relating to any Products (the “EA Materials”), EA will ensure such EA Materials comply with RMCF’s then current written guidelines and any other written guidelines made available to EA, which RMCF may change from time to time.

(b)    Information. No less than quarterly during the Term, the respective senior management of the Parties will meet to discuss and exchange information relating to production, promotional and sales activities with respect to the Products, including, but not limited to, (i) market trends and developments of competing products, development of market prices, upcoming marketing initiatives, and production and marketing activities expenditures and related figures; (ii) the special situation of franchisees and any customer complaints; and (iii) any other information mutually agreed to by the Parties in regard to the sale and distribution of the Products.

(c)     Flow Down Terms. EA will cause its franchisees to abide by the terms set forth in this Agreement that apply to the use of the Marks and/or sale or distribution of the Products (the “Flow Down Terms”). EA represents and warrants that it will promptly notify RMCF of any known or suspected violations of the Flow Down Terms by any franchisee.

(d)     Complaint Resolution. The Parties will cooperate in dealing with customer complaints concerning any of the Products and will take all reasonable actions to resolve such complaints as mutually agreed.

(e)     Insurance. Each Party will maintain insurance coverage in amounts (appropriate for and as otherwise would be suitable for similarly situated companies.

(f)     Compliance. Each Party will obtain and maintain in effect at all times during the Term the necessary registrations with any and all governmental agencies, commercial registries, chambers of commerce and other offices which are required under any applicable Law in order for each Party properly to conduct its commercial business generally and in connection with this Agreement in particular. Each Party will, at its own expense, comply, and ensure compliance of its franchisees, with all applicable Laws, orders and regulations of any Governmental Authority with jurisdiction over its activities in connection with this Agreement and/or the Products, including, without limitation, any privacy Laws.

(g)    Certain Prohibitions. EA will refrain (and will prohibit all franchisees, if any) from: (i) removing or altering, or permitting the removal or altering of, any trade names, trademarks, trade dress, labels, tags or other identifying marks affixed to any of the Products or their containers, including, without limitation, modifying or altering the Products unless otherwise agreed by RMCF or required by applicable Law; (ii) making any false representation regarding RMCF or the Products in promoting sales of the Products (provided that the EA Group will not be responsible for the representations included in the RMCF Materials); and (iii) participating in any promotion, marketing or sale of any imitation of any Product. Neither Party will engage in any trade practice which would injure the reputation of the other Party or the Products.

(h)     Recall. In the event that RMCF is required to recall or, on its own initiative, recalls any of the Products, EA will assist RMCF with such recall. RMCF will pay all shipping charges and reasonable notification costs arising from such recall. Each Party will keep the other fully and promptly informed of any notification, event or other information, whether received directly or indirectly, which market affect the marketability or safety of the Products or might result in a recall of Products requested by any Governmental Authority.

(i)      Storage of Products. The EA Group will ensure that all Products under its control will be stored and handled in a manner that is commercially reasonable and otherwise would be suitable for similarly situated companies.

8.     Warranties and Disclaimers.

(a)    General Warranties. Each Party represents and warrants that: (i) it has the power to enter into this Agreement and to exercise its rights and perform its obligations hereunder; (ii) all corporate or other actions required to authorize its execution of this Agreement and its performance of its obligations hereunder have been duly taken; and (iii) its execution of this Agreement and its exercise of its rights and performance of its obligations hereunder do not constitute and will not result in any breach of any agreement.

(b)     RMCF Warranties. RMCF represents, warrants and covenants that:

(i)     the Products (A) comply with all applicable Laws and (B) will not adulterated, misbranded, or otherwise prohibited from introduction into interstate commerce;

(ii)     it will comply in all material respects with all applicable Laws related to the performance of its obligations under this Agreement.

(c)     EA Warranties. EA represents, warrants and covenants that it will comply in all material respects with all applicable Laws related to the performance of its obligations under this Agreement.

(d)   Disclaimer. THE EXPRESS WARRANTIES SET FORTH IN THIS SECTION 8 ARE IN LIEU OF AND RMCF HEREBY EXPRESSLY DISCLAIMS AND EXCLUDES ALL OTHER WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE OR USE, AND WARRANTIES IMPLIED FROM A COURSE OF DEALING OR COURSE OF PERFORMANCE.

9.     Indemnification.

(a)     Indemnification by RMCF. RMCF will defend each member of the EA Group, each of their Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “EA Indemnitees”) and indemnify and hold harmless the EA Indemnitees from and against any and all Losses of the EA Indemnitees to the extent arising out of any of the following items:

(i)     any Action alleging that the Products, the Marks or the RMCF Materials violate, infringe or misappropriate any third party Intellectual Property rights or applicable Laws; however, RMCF will not have any obligation to defend any claim or indemnify EA againt any Loss if such claim arises from EA’s modification or alteration of the Products, the Marks or the RMCF Materials;

(ii)     any Action alleging illness, injury, death or damage as a result of the, consumption or use of any Products; provided, however, that RMCF will not be responsible for, and will not be required to defend any claim or provide indemnification against, any such Loss attributable to defects in the Products that independent investigation discloses originated solely after the Products were delivered to the EA Group and was not attributable to any act or omission of RMCF prior to such Products being so delivered.

(b)     Indemnification by EA. EA will defend RMCF, its Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “RMCF Indemnitees”) and indemnify and hold harmless the RMCF Indemnitees from and against any and all Losses of the RMCF Indemnitees to the extent arising out of any of the following items:

(i)     any Action alleging that the advertising or promotional materials used by the EA Group in connection with the marketing and sale of the Products violate, infringe or misappropriate any third party Intellectual Property Rights or applicable Laws to the extent that RMCF is not obligated to indemnify EA for such infringement under Section 9(a)(i);

(ii)     any Action alleging illness, injury, death or damage as a result of the consumption or use of any Products attributable to defects in the Products that independent investigation discloses originated solely after the Products were delivered to the EA Group.

(c)     Indemnification Procedures.

(i)     If an Indemnitee receives notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a Person in the EA Group or RMCF of any claim or of the commencement by any such Person of any Action with respect to which an Indemnitor may be obligated to provide indemnification to such Indemnitee pursuant to Section 9(a) or Section 9(b) (collectively, a “Third Party Claim”), such Indemnitee will give such Indemnitor written notice thereof as promptly as practicable (and in any event within thirty (30) days) after becoming aware of such Third Party Claim. Any such notice will describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 9(c) will not relieve the related Indemnitor of its obligations under this Article 9, except to the extent, and only to the extent, that such Indemnitor is materially prejudiced by such failure to give notice.

(ii)     An Indemnitor may elect (but will not be required) to defend, at such Indemnitor’s own expense and by such Indemnitor’s own counsel, any Third Party Claim, provided that the Indemnitor will not be entitled to defend and will pay the reasonable fees and expenses of one separate counsel for all Indemnitees if the claim for indemnification relates to or arises in connection with any criminal action, indictment or allegation. Within thirty (30) days after the receipt of notice from an Indemnitee in accordance with Section 9(c) (or sooner, if the nature of such Third Party Claim so requires), the Indemnitor will notify the Indemnitee of its election whether the Indemnitor will assume responsibility for defending such Third Party Claim, which election will specify any reservations or exceptions to its defense. After notice from an Indemnitor to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee will have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel will be the expense of such Indemnitee; provided, however, in the event that (A) the Indemnitor has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice or (B) the Third Party Claim involves injunctive or equitable relief, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees will be borne by the Indemnitor.

(iii)     If an Indemnitor elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 9(c)(ii), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnitor.

(iv)     Unless the Indemnitor has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnitor. If an Indemnitor has failed to assume the defense of the Third Party Claim within the time period specified in clause (b) above, it will not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnitor was not consulted in the defense thereof, that such Indemnitor’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnitor does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(v)     In the case of a Third Party Claim, no Indemnitor will consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnitee if the effect thereof is (i) to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee or (ii) to ascribe any fault on any Indemnitee in connection with such defense.

10.     Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT AND EXCEPT FOR LIABILITY ARISING UNDER (A) SECTION 6 (CONFIDENTIALITY), (B) SECTION 9 (INDEMNIFICATION), (C) USE OF THE OTHER PARTY’S INTELLECTUAL PROPERTY EXCEPT AS PERMITTED UNDER THIS AGREEMENT, OR (D) GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR DAMAGE TO PROPERTY, OR PERSONAL INJURY OR DEATH CAUSED BE EITHER PARTY’S ACTS OR OMISSIONS, EVEN IF SUCH DAMAGES COULD HAVE BEEN FORESEEN OR IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND REGARDLESS OF WHETHER SUCH DAMAGES ARE ARISING IN CONTRACT, TORT, NEGLIGENCE OR OTHERWISE, IN NO EVENT WILL (I) EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE FOR DAMAGES FOR LOSS OF PROFIT, GOODWILL, OR OTHER SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES SUFFERED BY EA OR ITS FRANCHISEES, OR (II) EITHER PARTY OR ANY OF ITS AFFILIATES TOTAL AND CUMULATIVE LIABILITY FOR ALL CLAIMS OF ANY NATURE ARISING OUT OF THIS AGREEMENT EXCEED THE GREATER OF (X) $2,000,000 AND (Y) THE TOTAL AMOUNTS PAID BY EA HEREUNDER IN THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING THE OCCURRENCE OF THE FIRST EVENT GIVING RISE TO THE CLAIM UNDER THE AGREEMENT. Each Party acknowledges that the Product prices and limitations of liability set forth in this Agreement reflect the allocation of risk negotiated and agreed to by the Parties and that the other Party would not enter into this Agreement without these limitations on its liability. These limitations will apply notwithstanding any failure of essential purpose of any limited remedy.

11.     Term and Termination.

(a)     Term. Unless otherwise terminated in accordance with its terms, this Agreement will commence on the Effective Date and will continue until the end of the fifth Contract Year (the “Initial Term”); thereafter, the Agreement will continue for an additional term of three (3) years (the “Second Term”) unless either Party gives the other at least twenty four (24) months’ written notice of non-renewal prior to the end of the Initial Term; and thereafter the Agreement will continue until either Party gives the other Party at least twenty four (24) months’ written notice of termination (“Renewal Term”). The Initial Term, Second Term and Renewal Term constitute the “Term” of this Agreement.

(b)     Extension upon Change of Control. Notwithstanding Section 11(a), neither EA nor RMCF will, following a Change of Control of RMCF, issue a notice of non-renewal that is effective to terminate this Agreement within four (4) additional years following such Change of Control.

(c)     Bankruptcy. This Agreement will terminate automatically in the event either Party becomes bankrupt or insolvent, or in the event that any agreement or court proceeding is initiated relating to such Party’s financial instability.

(d)     Material Breach. In the event of a material breach of any provision hereof that is not cured within thirty (30) days of written notice of such breach (a “Material Breach”), the non-breaching Party has the right to terminate this Agreement immediately upon written notice to the breaching Party.

(e)     Termination Upon Change of Control. RMCF will provide EA with at least thirty (30) days written notice prior to consummating a Change of Control of RMCF (a “Change of Control Notice”). The Change of Control Notice will indicate whether the acquiror wishes to to terminate this Agreement effective upon consummation of such Change of Control. If RMCF delivers a Change of Control Notice that includes an election by the acquirer to terminate the Agreement, then this Agreement will terminate upon consummation of such Change of Control. Upon termination of this Agreement in accordance with this Section 11(e), the Warrant will vest in accordance with its terms.

(f)     Effects of Termination. Upon termination or expiration of this Agreement, (i) the rights granted to EA in this Agreement, including the right to act as RMCF’s distributor will immediately cease; provided, however, the EA Group may continue selling those Products that are in the inventory of the EA Group at the time of termination of this Agreement or are delivered to the EA Group after such termination for a period not to exceed ninety (90) days and one hundred eighty (180) days, respectively, from the date of such termination or expiration;(ii) EA will (and will cause the members of the EA Group) within ninety (90) days from the date of such termination or expiration remove from its advertising literature (in any medium) all reference to RMCF, the Marks and the Products and such references to EA’s acting as a distributor with respect to the Products or on behalf of RMCF; and (iii) in the event this Agreement is terminated by EA due to an uncured Material Breach by RMCF of Section 2(c), in addition to any other remedies available at Law or in equity, all shares of common stock of RMCF underlying the Warrant will immediately vest and become exercisable in accordance with its terms. The termination of this Agreement for any reasons will not release any Party hereto of any liability which at the time of termination had already accrued to the other Party in respect to any act or omission prior thereto. The following Sections will in all events survive the expiration or termination of this Agreement: 6, 7(h), 9, 10, 11(e) and 12.

12.     Miscellaneous.

(a)     This Agreement will be governed by and construed in accordance with the laws of Delaware, without regard to conflict of laws principles and the provisions of the U.N. Convention on Contracts for the International Sale of Goods.

(b)     Except for the payment of monies due hereunder, neither Party will be liable for any breach of this Agreement caused by an act of God, labor dispute, unavailability of transportation, goods, services or labor, governmental restrictions or actions, war (declared or undeclared), terrorism or other hostilities, or by any other event, condition or cause beyond the reasonable control of such Party (“Force Majeure Event”). In the event of a Force Majeure Event, the Party prevented from or delayed in performing will promptly give notice to the other Party and will use commercially reasonable efforts to avoid or minimize the delay.

(c)     If any provision (or any part thereof) is unenforceable under or prohibited by any present or future law, then such provision (or part thereof) will be amended, and is hereby amended, so as to be in compliance with such law, while preserving to the maximum extent possible the intent of the original provision. Any provision (or part thereof) that cannot be so amended will be severed from this Agreement; and, all the remaining provisions of this Agreement will remain unimpaired.

(d)     Failure by a Party to complain of any act or failure to act of the other Party or to declare the other Party in default, irrespective of the duration of such default, will not constitute a waiver of rights hereunder.

(e)     This Agreement, together with the SAA and the Warrant, is the complete agreement between the Parties regarding the subject matter hereof and may be modified only by a writing duly executed by the Parties. Any notices given under this Agreement must be in writing and may be delivered by hand or sent by internationally-recognized courier service, e-mail or fax to the physical address, e-mail address or facsimile number for each Party set forth below or at such other address as such Party may hereafter designate as the appropriate address for the receipt of such notice.

(f)     Any such notice will be deemed successfully given:

(i)     if delivered personally, at the time of delivery;

(ii)     in the case of an internationally-recognized courier service, at the time such notice is provided to such service for delivery; or,

(iii)     in the case of e-mail or facsimile, at the time of successful transmission.

(g)     Neither Party may assign this Agreement or any of their respective rights or obligations hereunder, whether voluntarily or by operation of law, without the prior written consent of the other Party; provided that either Party may assign or transfer, directly, indirectly or by operation of law, this Agreement in its sole discretion and without the consent of the other Party in the event of or through a Change of Control of such Party.

(h)     This Agreement will be binding and inure to the benefit of such assignees, transferees and other successors in interest of the Parties, in the event of an assignment or other transfer made consistent with the provisions of this Agreement. The Parties are independent contractors, and nothing herein will be construed to create a partnership, agency, joint venture, or employer-employee relationship, and neither Party may bind or incur obligations on behalf of the other.

(i)     In any Action with respect to this Agreement, the prevailing Party will be entitled to recover, in addition to any other amounts awarded, reasonable attorney’s fees and all costs of proceedings incurred in enforcing this agreement.

(j)     This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be effective as of the Effective Date set forth above.

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.:

By: /s/ Bryan J. Merryman

Name: Bryan J. Merryman

Title: Chief Executive Officer and Chief Financial

  Officer

Address: 265 Turner Drive, Durango, Colorado

 81303

EDIBLE ARRANGEMENTS, LLC:

By: /s/ Tariq Farid

Name: Tariq Farid

Title: Chief Executive Officer

Address: 980 Hammond Dr., Suite 1000, Atlanta,

 GA 30328

[Signature Page to Exclusive Supplier Operating Agreement]